Exhibit 99.1

Primerica Reports First Quarter 2012 Results

9% increase in issued term life insurance policies

7% increase in new representatives obtaining a life insurance license

Net income of $41.8 million; Diluted EPS of $0.61

Net operating income of $42.4 million; Diluted operating EPS of $0.62

Completion of redundant reserve financing to facilitate $150 million repurchase of 5.7 million shares from Warburg Pincus in April 2012

DULUTH, Ga.--(BUSINESS WIRE)--May 1, 2012--Primerica, Inc. (NYSE: PRI) announced today financial results for the first quarter ended March 31, 2012. Total revenues were $286.6 million in the first quarter of 2012 and net income was $41.8 million, or $0.61 per diluted share. Operating revenues increased by 6% to $284.5 million in the first quarter of 2012, compared with $267.3 million in the first quarter of 2011. Net operating income was $42.4 million, or $0.62 per diluted share, in the first quarter of 2012, compared with $43.4 million, or $0.57 per diluted share, in the first quarter of 2011. The quarter’s results reflect continued growth in our Term Life business, the emergence of a normalized expense base over the last several quarters and lower invested assets following our $200 million stock repurchase in the fourth quarter of 2011.

Throughout this document, we have retrospectively adjusted prior period numbers to reflect revised accounting standards related to costs associated with acquiring or renewing insurance contracts as described further under segment results.

Rick Williams, Chairman of the Board and Co-Chief Executive Officer said, “Our solid, recurring income base coupled with prudent capital management drove a 10% increase in net operating earnings per diluted share in the first quarter. By executing the redundant reserve financing and recently announced $150 million share repurchase, we continue to enhance shareholder value through capital deployment as well as strategic initiatives focused on long-term growth.”

John Addison, Chairman of Primerica Distribution and Co-Chief Executive Officer said, “Our first quarter initiatives targeted to grow distribution generated an 11% increase in new recruits and a 7% increase in new life insurance licenses compared with the year ago period. We have seen licensing momentum in the last two quarters as we execute our strategy to generate sustainable growth.”

Distribution Results

•
Recruiting of new representatives increased by 11% to 58,551 in the first quarter of 2012, compared with the same period a year ago. Recruiting strength in the first quarter led to a sequential increase over the fourth quarter, which is typically a slower recruiting quarter. New life licenses grew by 7% to 7,650, compared with the first quarter of 2011 but decreased by 6% from the fourth quarter of 2011 when licensing results benefited from the third quarter post-convention recruiting surge. The size of our life-licensed insurance sales force was 89,651 at March 31, 2012 down from 91,176 at December 31, 2011, primarily due to recruiting levels in the fourth quarter of 2011.

•
Term life insurance policies issued increased 9% to 56,145 in the first quarter of 2012, compared with the year ago period primarily reflecting an increase in applications received and a higher rate of converting applications to issued policies with our new TermNow, rapid-issue term life insurance product. Sequentially, term life insurance policies issued in the first quarter of 2012 decreased 9% compared with the fourth quarter of 2011, largely reflecting fewer applications submitted during the typically slower holiday season. Term Life net premium revenue, excluding the first quarter of 2011 ceded premium recoveries, increased 22% to $127.6 million in the first quarter of 2012, compared with the first quarter a year ago and increased by 5% from the fourth quarter as we continue to build the Term Life business.

•
Investment and Savings Products sales grew by 7% to $1.19 billion in the first quarter of 2012 from the year ago quarter primarily driven by variable annuity sales as clients continued transfers of older variable annuity contracts to the current Prime Elite IV variable annuity that offers an attractive living benefit. Results also benefited from sales growth in our recently launched fixed indexed annuity and managed account products. Client asset values were generally flat at $36.30 billion at March 31, 2012 relative to a year ago but increased 8% or $2.62 billion compared with December 31, 2011, reflecting strong retirement savings sales typical of historical first quarter trends and improved market conditions. Investment and Savings Products sales increased 24%, or $231.9 million, in the first quarter of 2012 compared with the fourth quarter of 2011.

Segment Results

Effective January 1, 2012, we adopted ASU 2010-26 Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts and will no longer defer certain indirect acquisition costs or costs attributable to unsuccessful efforts of acquiring life insurance policies. We adopted this accounting policy change retrospectively and, accordingly, our historical results have been adjusted to reflect the adoption on a consistent basis across all periods presented. As a result of this accounting change, we reduced stockholder’s equity as of December 31, 2011 by $96.0 million to $1.33 billion. This accounting change also reduced net income for the three months ended March 31, 2011 by $5.2 million to $47.3 million. The change has no impact on the ultimate profitability of the business and has no impact on our cash flows or liquidity, or on the statutory earnings of our insurance subsidiaries. See the table at the end of this release for the impact on other key metrics.

Primerica operates in two primary business segments: Term Life Insurance and Investment and Savings Products, and has a third segment, Corporate and Other Distributed Products. Results for the segments are shown below.

		Actual			Operating (1)
	Q1 2012	Q1 2011 (2)	% Change	Q1 2012	Q1 2011 (2)	% Change
Revenues:	($ in thousands)			($ in thousands)
Term Life Insurance	$151,804	$136,962	11%	$151,804	$128,233	18%
Investment and Savings Products	100,134	100,846	nm	100,134	100,846	nm
Corporate and Other Distributed Products	34,663	38,544	-10%	32,532	38,217	-15%
Total revenues	$286,601	$276,352	4%	$284,470	$267,296	6%

Income (loss) before income taxes:
Term Life Insurance	$44,283	$49,716	-11%	$44,283	$40,987	8%
Investment and Savings Products	28,870	31,039	-7%	28,870	31,039	-7%
Corporate and Other Distributed Products	(9,688)	(7,499)	-29%	(8,744)	(4,706)	-86%
Total income before income taxes	$63,465	$73,256	-13%	$64,409	$67,320	-4%

(1) See the Non-GAAP Financial Measures section and the segment Operating Results Reconcilations at the end of this release for additional information.

(2) Reflects revised accounting standards related to costs associated with acquiring or renewing insurance contracts.

Term Life Insurance. Operating revenues grew by 18% to $151.8 million in the first quarter of 2012, compared with the same period a year ago. Operating income before income taxes increased by 8% to $44.3 million over the prior year period. These results reflect continued growth in Term Life premiums partially offset by higher, premium-related expenses and prior year favorable expense items including a release of management incentive compensation accruals for 2010. Mortality and persistency experience were consistent with prior year, with mortality experience in both periods being slightly unfavorable. Net investment income was higher due to the increase in required assets associated with Term Life growth.

Sequentially, operating income before income taxes increased by 20% primarily reflecting a charge in the fourth quarter of 2011 related to our search of public death records as well as continued business growth. Persistency improved relative to prior quarter unfavorable experience. Mortality was worse in the first quarter compared with the prior quarter favorable experience.

Investment and Savings Products. Operating revenues were generally flat at $100.1 million in the first quarter of 2012, compared with the first quarter of 2011 reflecting higher product sales and a slight decline in average client asset values. Operating income before income taxes declined 7% to $28.9 million, compared with the first quarter of 2011 largely reflecting higher new product offering expenses, the prior year release of management incentive compensation accruals for 2010 and slightly unfavorable Canadian segregated fund DAC amortization.

Sequentially, operating income before income taxes remained flat between quarters reflecting higher sales, higher average client assets and lower first quarter expenses offset by the fourth quarter variable annuity sales incentive payment and an unfavorable Canadian segregated fund adjustment in the first quarter compared with a favorable adjustment in the fourth quarter of 2011.

Corporate and Other Distributed Products. Operating revenues decreased by 15% to $32.5 million in the first quarter of 2012 from the first quarter of 2011, and operating losses before income taxes were $8.7 million in the first quarter of 2012 compared to $4.7 million in the same period of 2011. These trends largely reflect lower invested assets following our $200 million stock repurchase in the fourth quarter of 2011. The prior year period also benefited from income received from certain called fixed-income securities and a higher allocation of invested assets to the segment, with the remainder allocated to the Term Life segment.

Operating losses before income taxes were lower in the first quarter of 2012 compared with the fourth quarter of 2011. First quarter results improved largely due to charges in fourth quarter 2011 related to the search of public death records and the liquidation plan for Executive Life Insurance Company of New York.

Taxes

Our effective income tax rate for the first quarter of 2012 was 34.2%, compared with 35.5% for the same quarter a year ago reflecting a lower statutory income tax rate in Canada and lower tax reserves on Canadian earnings. Sequentially, our effective income tax rates were flat.

Capital and Liquidity

As previously announced, Primerica closed a redundant reserve financing transaction during the first quarter. In connection with this transaction, we formed Peach Re, Inc. (Peach Re), a special purpose financial captive insurance company and indirect wholly owned subsidiary of the company. In March 2012, Peach Re entered into a letter of credit facility with Deutsche Bank AG New York Branch with a term of approximately 14 years for a maximum amount of $510 million to support certain of its obligations for a portion of the reserves (commonly referred to as Regulation XXX reserves) related to level premium term life insurance policies ceded to Peach Re by Primerica Life under a new coinsurance agreement.

In connection with this transaction, Primerica Life Insurance Company (PLIC) obtained regulatory approval for the payment of an extraordinary dividend of $150 million to Primerica, Inc. in March of 2012. This dividend facilitated the previously announced $150 million share repurchase from Warburg Pincus in April 2012. Following these transactions, PLIC’s statutory risk-based capital (RBC) ratio is estimated to be in excess of 560% as of March 31, 2012.

Investments and cash totaled $2.17 billion as of March 31, 2012. Our invested asset portfolio had a net unrealized gain of $170.6 million (net of unrealized losses of $5.9 million) at March 31, 2012, up from a net unrealized gain of $153.2 million (net of unrealized losses of $11.4 million) at December 31, 2011. Net realized gains for the quarter were $2.1 million, which included $0.2 million of other-than-temporary impairments.

As of March 31, 2012, our debt-to-capital ratio remained low at 17.8%. Net operating income return on adjusted stockholders’ equity (ROAE) was 13.5% for the quarter ended March 31, 2012. First quarter 2012 ROAE increased over two hundred basis points on a sequential quarter basis and was driven by higher operating earnings and our fourth quarter share repurchase. Net income return on stockholders’ equity was 12.3% for the first quarter of 2012.

Non-GAAP Financial Measures

We report financial results in accordance with U.S. generally accepted accounting principles (GAAP). We also present operating revenues, operating income before income taxes, net operating income and adjusted stockholders’ equity. Operating revenues, operating income before income taxes and net operating income exclude the impact of realized investment gains and losses for all periods presented. Operating income before income taxes and net operating income exclude the expense associated with our IPO-related equity awards for all periods presented. In the first quarter of 2011, operating revenues, operating income before income taxes and net operating income also exclude the impact of certain reinsurance recoveries which previously had not been recognized due to the uncertain nature of their recovery. Adjusted stockholders' equity excludes the impact of net unrealized gains and losses on invested assets for all periods presented. Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Reconciliations of non-GAAP to GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast Wednesday, May 2, 2012 at 10:00 am EDT, to discuss first quarter results. This release and a detailed financial supplement will be posted on Primerica’s website. Investors are encouraged to review these materials. To access the webcast go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.

A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of our sales representatives; our or our sales representatives’ violation of or non-compliance with laws and regulations; incorrect assumptions used to price our insurance policies; the failure of our investment products to remain competitive with other investment options; our failure to meet RBC standards or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings or senior debt ratings; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; heightened standards of conduct or more stringent licensing requirements for our sales representatives; the inability of our subsidiaries to pay dividends or make distributions; the loss of key personnel; and general changes in economic and financial conditions, including the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading distributor of financial products to middle-income families in North America. Primerica representatives educate their Main Street clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. In addition, Primerica provides an entrepreneurial full or part-time business opportunity for individuals seeking to earn income by distributing the company’s financial products. We insure more than 4.3 million lives and approximately 2 million clients maintain investment accounts with us. Primerica is a member of the Russell 2000 stock index and is traded on The New York Stock Exchange under the symbol “PRI”.

PRIMERICA, INC. AND SUBSIDIARIES Condensed Balance Sheets

	March 31,	December 31,
	2012 (1)	2011 (2)
	(In thousands)
Assets
Investments:
Fixed maturity securities available for sale, at fair value	$1,948,497	$1,959,156
Equity securities available for sale, at fair value	31,702	26,712
Trading securities, at fair value	5,812	9,640
Policy loans and other invested assets	25,684	25,996
Total investments	2,011,695	2,021,504
Cash and cash equivalents	155,536	136,078
Accrued investment income	22,904	21,579
Due from reinsurers	3,895,162	3,855,318
Deferred policy acquisition costs	948,087	904,485
Premiums and other receivables	159,085	163,845
Intangible assets	71,077	71,928
Other assets	269,057	268,485
Separate account assets	2,541,313	2,408,598
Total assets	$10,073,916	$9,851,820

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$4,676,374	$4,614,860
Unearned premiums	11,427	7,022
Policy claims and other benefits payable	248,904	241,754
Other policyholders' funds	346,461	340,766
Note payable	300,000	300,000
Income taxes	88,503	81,316
Other liabilities	331,112	381,496
Payable under securities lending	142,507	149,358
Separate account liabilities	2,541,313	2,408,598
Total liabilities	8,686,601	8,525,170

Stockholders' equity:
Common stock	653	649
Paid-in capital	842,613	835,232
Retained earnings	383,847	344,104
Accumulated other comprehensive income, net of income tax	160,202	146,665
Total stockholders' equity	1,387,315	1,326,650
Total liabilities and stockholders' equity	$10,073,916	$9,851,820

(1) Unaudited
(2) Reflects revised accounting standards related to costs associated with acquiring or renewing insurance contracts.

PRIMERICA, INC. AND SUBSIDIARIES Condensed Statements of Income

	Three months ended March 31,
	2012 (1)	2011 (1) (2)
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$561,037	$552,069
Ceded premiums	(418,163)	(422,238)
Net premiums	142,874	129,831
Commissions and fees	103,905	106,116
Net investment income	26,097	28,626
Realized investment gains, including OTTI	2,131	327
Other, net	11,594	11,452
Total revenues	286,601	276,352

Benefits and expenses:
Benefits and claims	67,933	57,635
Amortization of deferred policy acquisition costs	26,531	23,229
Sales commissions	49,717	50,438
Insurance expenses	22,444	15,798
Insurance commissions	8,496	8,998
Interest expense	6,910	6,997
Other operating expenses	41,105	40,001
Total benefits and expenses	223,136	203,096
Income before income taxes	63,465	73,256
Income taxes	21,709	25,985
Net income	$41,756	$47,271

Earnings per share:
Basic	$0.62	$0.62
Diluted	$0.61	$0.62

Shares used in computing earnings per share:
Basic	65,133	72,671
Diluted	66,275	73,826

(1) Unaudited
(2) Reflects revised accounting standards related to costs associated with acquiring or renewing insurance contracts.

PRIMERICA, INC. AND SUBSIDIARIES Consolidated Operating Results Reconciliation (Unaudited – in thousands)

	Three months ended March 31,
	2012	2011 (1)	% Change
Operating revenues	$284,470	$267,296	6%
Reinsurance recoveries adjustment	-	8,729
Realized investment gains, including OTTI	2,131	327
Total revenues	$286,601	$276,352	4%

Operating income before income taxes	$64,409	$67,320	-4%
Reinsurance recoveries adjustment	-	8,729
Realized investment gains, including OTTI	2,131	327
Other operating expense - equity awards	(3,075)	(3,120)
Income before income taxes	$63,465	$73,256	-13%

Net operating income	$42,377	$43,441	-2%
Reinsurance recoveries adjustment	-	8,729
Realized investment gains, including OTTI	2,131	327
Other operating expense - equity awards	(3,075)	(3,120)
Tax impact of reconciling items	323	(2,106)
Net income	$41,756	$47,271	-12%

Diluted operating earnings per share	$0.62	$0.57	9%
Net after-tax impact of operating adjustments	(0.01)	0.05
Diluted earnings per share	$0.61	$0.62	-2%

(1) Reflects revised accounting standards related to costs associated with acquiring or renewing insurance contracts.

TERM LIFE INSURANCE SEGMENT Operating Results Reconciliation (Unaudited – in thousands)

	Three months ended March 31,
	2012	2011 (1)
Operating revenues	$151,804	$128,233
Reinsurance recoveries adjustment	-	8,729
Total revenues	$151,804	$136,962

Operating income before income taxes	$44,283	$40,987
Reinsurance recoveries adjustment	-	8,729
Income before income taxes	$44,283	$49,716

(1) Reflects revised accounting standards related to costs associated with acquiring or renewing insurance contracts.

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT Operating Results Reconciliation (Unaudited – in thousands)

	Three months ended March 31,
	2012	2011 (1)
Operating revenues	$32,532	$38,217
Realized investment gains, including OTTI	2,131	327
Total revenues	$34,663	$38,544

Operating loss before income taxes	$(8,744)	$(4,706)
Realized investment gains, including OTTI	2,131	327
Other operating expense - equity awards	(3,075)	(3,120)
Loss before income taxes	$(9,688)	$(7,499)

(1) Reflects revised accounting standards related to costs associated with acquiring or renewing insurance contracts.

PRIMERICA, INC. AND SUBSIDIARIES Adjusted Stockholders' Equity Reconciliation (Unaudited – in thousands)

March 31,
2012
Adjusted stockholders' equity	$1,281,698
Unrealized net investment gains recorded in stockholders' equity	105,617
Stockholders' equity	$1,387,315

PRIMERICA, INC. AND SUBSIDIARIES ASU 2010-26 Implementation Impact Reconciliations (Unaudited – in thousands, except per-share amounts)

December 31,
2011
Stockholders' equity as originally reported	$1,422,641
Adjustment for the adoption of ASU 2010-26	(95,991)
Stockholders' equity as revised for the adoption of ASU 2010-26	$1,326,650

Three months
ended March 31,
2011
Net income as originally reported	$52,467
Adjustment for the adoption of ASU 2010-26	(5,196)
Net income as revised for the adoption of ASU 2010-26	$47,271

Diluted earnings per share as originally reported	$0.68
Adjustment for the adoption of ASU 2010-26	(0.06)
Diluted earnings per share as revised for the adoption of ASU 2010-26	$0.62

Diluted operating earnings per share as originally reported	$0.63
Adjustment for the adoption of ASU 2010-26	(0.06)
Diluted operating earnings per share as revised for the adoption
of ASU 2010-26	$0.57

Term Life Insurance - Income before income taxes as originally reported	$57,648
Adjustment for the adoption of ASU 2010-26	(7,932)
Term Life Insurance - Income before income taxes as revised for the adoption
of ASU 2010-26	$49,716

Corporate and Other Distributed Products - Loss before income taxes as
originally reported	$(7,542)
Adjustment for the adoption of ASU 2010-26	43
Corporate and Other Distributed Products - Loss before income taxes as
revised for the adoption of ASU 2010-26	$(7,499)

CONTACT:
Primerica, Inc.
Investor Contact:
Kathryn Kieser, 770-564-7757
investorrelations@primerica.com
or Media Contact:
Mark L. Supic, 770-564-6329
mark.supic@primerica.com